EXHIBIT 3.1
Articles of Incorporation of GeneLink, Inc., as amended
(Amended through June 2, 2009)
In compliance with the requirements of the applicable provision of 15Pa.C.S. (relating to corporations and unincorporated associations) the undersigned, desiring to incorporate a corporation for profit hereby, state(s) that:
1.	The name of the corporation is: GeneLink, Inc.
2.	The address of this corporation’s registered office in this Commonwealth is:
c/o CT Corporation
1635 Market Street
Philadelphia, PA 19103
(Philadelphia County)
3.	THE CORPORATION IS INCORPORATED UNDER THE PROVISIONS OF THE BUSINESS CORPORATION LAW OF 1988.
4.	The aggregate number of shares authorized is: 250,000,000 shares of common stock having $.01 par value per share.
5.	The purpose of the corporation is as follows:
The Corporation shall have unlimited power to engage in and to do any lawful act concerning any and all lawful business for which corporations may be incorporated under the Business Corporation Law of 1988, as amended, including but not limited to the power to engage in the manufacture, fabrication, assembly, merchandising and distribution of various items.
6.	The shareholders of the corporation shall not have the right to cumulate their votes for the election of directors of the corporation.